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                                                                    Exhibit 99.2


                              CHASE INDUSTRIES INC.

       Proxy Solicited on Behalf of the Board of Directors of the Company
            for the Special Meeting of Stockholders - [       ], 2002


         The undersigned hereby constitutes and appoints John H. Steadman and Todd A. Slater, and each of them, his or her true and lawful agents and proxies with full power of substitution in each and with all the powers the undersigned would possess if personally present, to represent the undersigned at the Special
Meeting of Stockholders of Chase Industries Inc., to be held at [      ], on
[ ] at [ ] EST and at any adjournments thereof, on all matters coming before said meeting.


1. Adoption of Agreement and Plan of Merger, dated as of May 7, 2002, by and among Olin Corporation, Plumber Acquisition Corp. and Chase Industries Inc., pursuant to which holders of Chase Common Stock will become holders of Olin Common Stock.

             [_] For              [_] Against          [_] Abstain

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                                      -2-


(Continued from other side.)

You are encouraged to specify your choices by marking the appropriate boxes, see reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named on the reverse side as agents and proxies cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the Proposal.

                                Dated  _____________________________, 2002


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                                               Signature(s)


                              Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give a title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.